infobionics

David M. Haggerty
13758 Elkhart Court.
Apple Valley, Minnesota 55124
952.423.6086

Dear David, September 5th, 2007

Infobionics is pleased to offer you an immediate full-time position as the Director of Development reporting to Carl Bonta. Your future annual salary offer is $150,000 per year with your mid September start date to be arranged with Carl Bonta. Additionally pending approval at the next meeting of the Infobionics' Board of Directors, you will be an officer of the company with a new title of Vice President of Application Development.

We will provide employees like you, with a variety of employee benefits including a medical insurance plan, disability insurance, a 401K plan and so forth. As of September 1st , 2007 we have a medical plan, a 401K plan and 125 plan fully operational, with more benefit plans (e.g. life insurance) coming . Note that we also do provide employees the opportunity to pay for benefits, above that which we will pay, using before tax dollars (e.g. '125 plan'). Bill Brady will share with you the current & proposed employee benefits plan details.

You will also be eligible to participate in the company stock option plan and to a proposed restricted stock plan. The restricted stock plan is currently being detailed by the company for the board of directors (BOD) for approval at the next BOD meeting, as well as, the proposed amount of stock to be granted for use in the existing stock option plan. It is expected that by late fall 2007 the employee stock option plan and the executive restricted stock plan will be BOD approved & (if necessary, shareholder approved) and operational. As an executive and employee, after the BOD approval of the above, you will be offered restricted stock and a stock option. Note that both the 'restricted stock' and the 'employee incentive stock option' have a 3 to 5 year vest. It is also our intent in future years to offer additional 'employee incentive stock options', and 'executive restricted stock', one per year of service with Infobionics, each with a 3 -5 year vesting provision.

Infobionics looks forward to having you as a full time member on the team, helping us create a world class cellular database system.

Yours truly,

John Bjelland

Chief Executive Officer